EXHIBIT 99.1

Armada Oil Provides Year-end Update

Dallas, TX, December 15, 2014: Armada Oil, Inc. (“Armada” or, the “Company”) (OTCBB: AOIL), an oil and gas exploration and production company, today provided an update on its activities.

Armada has spent the last three months working diligently on a producing property acquisition and an associated comprehensive financing facility that would have provided capital not only for the acquisition but also for refinancing and an extensive drilling program in its Kansas property as well as the completion of the Bear Creek # 1 well in the Company’s Wyoming project area.  Unfortunately, the recent precipitous drop in oil prices combined with the high operating cost nature of the proposed acquisition took away the viability of the transaction.  Accordingly, the Company has terminated the purchase agreement related to the acquisition.

The Company is working with its current lender to secure an extension of the terms of its existing credit facility and expects a resolution of that effort before the end of 2014.  Although the Company has received an offer to purchase all or part of its Kansas property from an outside party at a price that is equal to or greater than the payoff, the Kansas property provides a solid foundation to the Company’s activities and we are hopeful that a reasonable arrangement can be made with the lender.

The Bear Creek # 1 remains uncompleted at this time.  The loss of the financing facility was a setback in that regard and the Company’s efforts have shifted toward a sale of a working interest or a joint venture arrangement of some nature that will allow us to proceed with what is, based on all the data we have obtained to date, not only an outstanding well but also a tremendous Niobrara development project.

“Although the drop in oil prices resulted in the loss of an outstanding financing opportunity, there is a silver lining.  We believe that producing property acquisition opportunities will surface in the 1st quarter of 2015 at pricing that has not been seen in a number of years and that the relationship we now have with the investment fund we were working with on the finance facility will be invaluable when those opportunities present themselves,” said Randy M. Griffin, CEO of Armada Oil, Inc.  “Armada is a viable public vehicle with the experience and expertise to locate, evaluate, acquire and operate any size or type of oil and gas property.  Our intention now is to reduce expenses as best we can and to stay the course.  The opportunities will come, and we fully expect to be in a position to take advantage of them when they do,” added Mr. Griffin.

About Armada Oil, Inc.
Armada Oil, Inc. (OTCBB: AOIL), headquartered in Dallas, Texas, is a growth-oriented oil and gas Exploration and Production (E&P) company with a focus on growing reserves and net asset value per share, primarily through the acquisition, development and enhancement of multiple onshore oil and natural gas producing properties.  The Company’s assets include a portfolio of highly diversified developmental drilling opportunities, both conventional and unconventional. The Company currently has producing oil properties in Woodson County, Kansas.  In addition, the Company controls a strategic acreage position in the liquids-rich Niobrara Play in southeastern Wyoming and has producing/developmental properties in Wyoming County, NY.

More information about Armada Oil may be found at http://www.armadaoil.us.

Forward-Looking Statements
Certain statements in this news release, which are not historical facts, are forward-looking statements. These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Actual results may differ materially from those currently anticipated due to a number of factors which may be beyond the reasonable control of the Company, including, but not limited to, the Company’s ability to locate and acquire suitable interests in oil and gas properties on terms acceptable to the Company, the availability and pricing of additional capital to finance operations and leasehold acquisitions, the ability of the Company to build and maintain a successful operations infrastructure, the Company’s ability to integrate acquired assets, the intensity of competition and changes and volatility in energy prices. Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release. Additional information on risks and other factors that may affect the business and financial results of the Company can be found in the filings of the Company with the U.S. Securities and Exchange Commission at www.sec.gov.

Contact:
Armada Oil, Inc.
972-490-9595
investorrelations@armadaoil.us